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EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Patriot Bank Corp.:

We consent to the use of our report dated January 22, 2002, with respect to the consolidated balance sheets of Patriot Bank Corp. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.




Philadelphia, Pennsylvania
March 19, 2002


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